1 W Minneapolis The Foshay & Le Meridien Chambers

- Minneapolis Market Overview - Competitive Advantages - Complex Executive Committee - Competitive Set Overview - Property Renovation Overview - Revenue Opportunities 2 Topics

Minneapolis Market Overview 3

Minneapolis Market Overview 4 Le Meridien Chambers

Minneapolis Market Overview 5 Strong citywide convention pace through 2019 *March 2016 TAP Report

Competitive Advantages 6

Hotel Competitive Advantages 7 W MINNEAPOLIS – THE FOSHAY • Located in historic art-deco style Foshay Tower, originally constructed in 1929 • Home of four renowned food and beverage outlets including Manny’s, Steakhouse, Prohibition Bar, Living Room and Keys Café • Features the Foshay Museum and Observation Deck. The only observation site offering panoramic views of Minneapolis / St. Paul • Direct access to the Minneapolis skyway LE MERIDIEN CHAMBERS • Unique art-focused luxury hotel in a landmark revival building • One block from the Orpheum Theater and short walk to Target Center and Target Stadium • Features a farm to table California inspired cuisine restaurant

Executive Committee 8

Executive Committee 9 All Executive Committee members are responsible for both W Minneapolis The Foshay and Le Meridien Chambers.

Competitive Set Overview 10

Competitive Set Overview 11 Hotel Ivy Starwood Luxury Collection The Hotel Minneapolis Autograph Collection Loews Minneapolis Hilton The Marquette Hotel Kimpton The Grand Hotel Renaissance The Depot Westin Minneapolis Opened 2008 2008 2003 1970 2000 2001 2007 Number of Rooms 136 222 251 281 140 225 214 Meeting Space (sq. ft.) 5,600 5,200 12,000 13,600 6,500 60,000 9,300 Converted from Wyndham in 2014 Converting to Curio Collection in 2017 Adding 110 rooms W MINNEAPOLIS THE FOSHAY LE MERIDIEN CHAMBERS COMPETITIVE SET PROPERTIES

Minneapolis Downtown – New Supply 12

Property Renovation Overview 13

Property Renovation Overview


FOSHAY

W – THE FOSHAY

- FF&E is original as of 2008
- Brand standard bedding replacement to upgrade duvets (Q2 2016)
- New coffee makers (Q3 2016)
- New guestroom desk chairs (Q4 2016)
- Reupholster soft seating (Q4 2016)
- Restoration of desks and bathroom vanities (Q4 2016)

- Still reviewing timing and scope of a proposed guestroom renovation

LE MERIDIEN CHAMBERS

- FF&E is original as of 2006
- New guestroom televisions (Q2 2016)
- New coffee makers and mini refrigerators (Q2 2016)
- $200k earmarked for expansion of the fitness area (Q4 2016)

- Scope of proposed 2017 guestroom renovation includes:
  - Repair / replace case goods
  - Replace hardwood entry flooring
  - Replace bathroom shower and floor tile
  - Replace vanities
  - Paint corridors walls and replace carpet

ASHFORD
HOSPITALITY TRUST

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Revenue Opportunities 15

Revenue Opportunities – The Foshay




Proposed
Existing



The Foshay Museum

Given the unique U-shape configuration and low ceiling height (6 ft 3 in), the space is best suited for social events. Approximately 1,200 square feet in total.

Concierge Private Dining Room

Existing "Speakeasy" private dining room generates annual food and beverage revenues of $500k. At 20%, this equates to $100k of rent to Ashford. Propose converting the Concierge area to a second private dining room. Approximately 500 square feet in total .

Rooftop Lounge & Pool

W Minneapolis currently does not offer a pool. Several newly constructed projects include an outdoor pool. During the conversion to a hotel, the roof above Manny's was reinforced to support a rooftop venue. Engineering studies at the time validated this.


FOSHAY

ASHFORD
HOSPITALITY TRUST

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17 W Minneapolis The Foshay & Le Meridien Chambers